EXHIBIT 23


Independent Auditors' Consent


We consent to the incorporation by reference in Post-Effective Amendment Number 6 to Registration Statement No. 2-54429 on Form S-8, Post-Effective Amendment Number 9 to Registration Statement No. 2-42388 on Form S-8, and Registration Statement Nos. 33-23709, 33-23710, 33-54176, 33-64729, 33-
64731, 333-42915 and 333-66031 on Forms S-8 of A.T. Cross Company of our reports dated February 10, 2000 (February 28, 2000 as to the last sentence of Note L), appearing in and incorporated by reference in this Annual Report on Form 10-K of A.T. Cross Company for the fiscal year ended January 1, 2000.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 23, 2000